Exhibit 11.1 Code of Ethics

CODE OF ETHICS

(Revised September 29, 2021)

Code of Ethics

Code of Ethics

I.	SCOPE

This Code of Ethics (the “Code”) applies to all directors, members of the management committee and employees of Quebecor Inc. (“QI”) and Quebecor Media Inc. (“QMI”), as well as to those of their subsidiaries (with the exception of TVA Group Inc. and Videotron Ltd. which have adopted their own codes, similar to this one), their divisions and business units. All the entities concerned by the Code are designated herein as the “Corporation”.

To facilitate the reading of this Code, the use of the singular shall include the plural and vice versa.

II.	PURPOSE

The Corporation’s reputation and the trust and confidence of those with whom it deals are an integral part of its success. The Corporation is committed to managing its business in accordance with a set of values that adhere to the highest standards of integrity and excellence.

Now, more than ever, corporations must adopt certain guidelines to ensure that all employees behave in accordance with these values.

III.	RESPONSIBILITY

Every employee is responsible for becoming generally familiar with and for following this Code, other Corporation policies, guidelines and practices (the “Policies”) as well as all laws, rules and regulations that apply to their position with the Corporation and their level of responsibility.

This Code does not describe all of the Corporation Policies. Needless to say, each employee must also comply without restriction with all other existing Corporation Policies.

The QI Board of Directors, through its Human Resource and Corporate Governance Committee           (the “Committee”), is responsible for ensuring that a procedure is in place to denounce any violation to this Code, including, more specifically, a toll-free tip line and a website (both operated by an independent third party). Please see Appendix 1, “Ethics whistle-blowing line – Questions and answers,” attached to this Code, which provides more detailed information about how to use this confidential, anonymous phone line and website.

The Human Resources manager of QMI, along with the Vice President, Internal Audit of QMI and the Vice President, Legal Affairs and Corporate Secretariat of QMI revise the Code when deemed appropriate and recommend any amendment to the Committee. Following the approval by the said Committee, the revised Code is distributed to all employees.

IV.	WORK ENVIRONMENT

All employees must follow the Corporation’s management principles and adopt behaviours that allow for the application of Policies in relation to, among other things, diversity and inclusion, discrimination, health, safety and well-being at work, drug and/or alcohol use and harassment, as summarized below.

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Diversity and inclusion

The Corporation recognizes and respects diversity in the work environment. The Corporation is committed to maintaining an inclusive, respectful, equitable work environment that is accessible to all (employees, clients, suppliers, visitors, volunteers). The Corporation is committed to promoting access to employment equality and to taking reasonable measures in order to represent the society in which it is evolving.

Hiring processes at the Corporation are carried out in a manner that is respectful of differences. Decisions made in relation to recruiting, assignments and promotions are based solely on skills, qualifications, abilities and individual performance.

Discrimination

The Corporation is committed to equal employment opportunity without regard to race, colour, religion, gender, pregnancy, civil status, ethnic or national origin, age (except as provided by law), political convictions, language, social condition, a handicap or the use of any means to palliate a handicap, sexual orientation and gender diversity, provided that the person is able to perform the functions that are incumbent to their position.

The Corporation considers that all human beings are equal and, as such, they must be treated and treat each other with mutual respect. The Corporation is committed to fight against prejudice and discrimination in all forms within its organization. Consequently, discriminating against any employee, applicant or person with whom the Corporation does business on the basis of personal characteristics is prohibited.

Health, safety and well-being at work

The Corporation is committed to making health, safety and well-being at work a common objective. It recognizes its employees’ value and the important part they play in reaching its business goals. The Corporation confirms its commitment to promoting their health, safety and well-being.

The Corporation commits to taking the necessary measures to protect the health and safety of its employees, and, when applicable, its clients, suppliers, visitors and volunteers. Each employee is responsible for actively participating in identifying workplace risks and must take all necessary precautions to prevent workplace accidents and work-related injuries, whether on the Corporation’s work premises or while an employee is working remotely, regardless of their location.

Use of drugs and/or alcohol

The Corporation wishes to offer all its employees a safe, healthy and productive work environment. The workplace must be maintained as an alcohol- and drug-free environment to protect the health and safety of all its employees. The consumption of legal and illegal drugs and alcohol, other than medication with a valid prescription, by an employee fulfilling their work duties, whether on the Corporation’s premises or elsewhere, is prohibited. The possession, distribution, sharing, purchase or sale of legal and illegal drugs and alcohol by an employee on the Corporation’s premises is prohibited. Any exceptions must be approved in advance by the Vice President of the department in question. Employees may consult the Corporate Policy on the Consumption of Drugs and Alcohol for additional information.

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Each employee bears sole responsibility not only for being capable and able to do their work, but also for doing that work in a manner that is safe for them and their colleagues and the general public. No employee who has consumed a substance that alters their physical and/or psychological ability to work safely and professionally will be tolerated at the workplace or on the site where they are fulfilling work duties, regardless of their location.

Harassment

The Corporation fulfills its obligations in terms of health and safety of its employees by maintaining an environment free from all forms of harassment and violence and provides its employees with clear procedures to report term. Employees are asked to refer to the applicable Corporation or subsidiary policy to this effect.

V.	RELATIONS WITH CUSTOMERS AND SUPPLIERS

The Corporation is a customer-driven company committed to optimizing the contribution of its employees, technology and other resources in order to meet or exceed customer expectations.

Employees should always act in a professional and courteous manner in their dealings with customers and suppliers. They must maintain an honest and loyal relationship with them, in full compliance with the Corporation’s contractual obligations and the applicable laws and regulations.

No employee must ever make false representations, and any misunderstanding should be clarified as soon as possible.

Each employee has a duty to keep confidential any personal or business information about customers and suppliers to which the employee gains or has access to in the course of their work or otherwise in the Corporation, whether be it verbal, written or electronic information. Examples are customer documentation, specifications, the content of their publications or information on the customer’s company obtained in the course of doing business. In all cases, this information is strictly confidential and is of a proprietary nature belonging to the customer and can only be used to provide the services requested by the customer.

VI.	CONFLICT OF INTEREST

The Corporation expects and requires its employees to always act in its best interest. It also expects and requires its employees to be and to remain, at all times, free of any conflicting interests or relationships and to refrain from acting or being in a situation of conflict of interests, or in situations that have the appearance of a conflict of interest.

Directors

Directors are required to notify the Chair of the Committee or the Vice President, Legal Affairs and Corporate Secretariat of QMI or the Secretary of QMI of any interest they have in a contract or operation that the Corporation is involved in during their mandate.

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A director who finds they are in a conflict of interest during any Board or Committee meeting of the Corporation must immediately disclose the nature and value of their interest and, within the limits of the applicable laws, refrain from participating in any discussion about the conflicting issue or from voting thereon.

Members of the management committee and other employees

A conflict of interest arises whenever the private interest of an employee interferes (or seems to interfere) or conflicts (or seems to conflict) with that of the Corporation. In any decision taken in the course of their job, the employee must always act in an objective manner, in the best interest of the Corporation and unaffected by any consideration of personal gain for the employee or any legal or physical person associated with them, including friends or relatives. An employee must always refrain from helping any other business or person in securing any contract with the Corporation from which they can derive a personal benefit.

It is impossible to provide an exhaustive list of all situations that could give rise to real or potential conflicts of interest. For instance, a conflict of interest would exist when an employee:

1.	either for their benefit or that of any person, association or company, conducts activities during working hours that are neither directly related to, nor required, for their functions (except with the management’s specific request or permission) and which deprive the Corporation from the employee’s services or prevent that employee from devoting all efforts and attention to the Corporation’s affairs;
2.	as a result of an outside third party relationship, is in a position that could:
a)	make personal gain for the benefit of that employee or any relative or friend;
b)	render the employee partial towards the third party contrary to the best interest of the Corporation;
c)	place the employee in an equivocal, embarrassing or ethically questionable position towards that third party; or
d)	reflect unfavourably on the integrity and honesty of the employee;
3.	takes on for themself or takes advantage of business opportunities that belong to the Corporation or are discovered through the use of the Corporation’s resources, property, information or the employee’s position with the Corporation;
4.	uses the Corporation’s property or information, or their position held within the Corporation, for personal gain, including to further their interest or that of relatives or friends;
5.	accepts gifts (other than of a nominal, symbolic or promotional nature) from a supplier, client or any other person which has, or may have dealings with the Corporation;

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6.	directly or indirectly competes with the Corporation or has a relationship that is harmful or detrimental to the Corporation’s best interest;
7.	engages in business or gainful activities that might be detrimental to the best interest of the Corporation. The term “business or gainful activities” includes any professional activity, supervision or training of other persons, or consultation or advice, for any form of remuneration.

Every employee who may find themself in or be brought into a situation of conflict of interest or the appearance thereof, should make a full written disclosure of the circumstances to their immediate supervisor, the Human Resources manager and, when this situation arises with a member of the management committee, to the Vice President, Legal Affairs and Corporate Secretariat of QMI and the Secretary of QMI.

VII.	CORPORATION PROPERTY

The employees have a responsibility to protect the Corporation’s property and to ensure their use in accordance with their intended use.

Such property includes, and is not limited to, offices and office equipment, supplies, computers, art works, telephone and video equipment, vehicles, tools, equipment, buildings, real property, information, databases, files, funds, communication networks, information and intellectual property.

The Corporation’s property is intended for use by employees in the performance of their duties and not for personal use, unless they have prior authorization for such use. When an employee is authorized to work at home or off-site or while travelling, they must ensure that Corporation property is kept secure and separate from their personal property.

Intellectual property such as patents, authors’ rights, trademarks, domain names, industrial designs and business secrets are the property of the Corporation.

Information security

The Corporation is committed to maintaining information security (whatever form information takes and whatever media it is kept on). Security is required for documents produced or received in a work context, computer equipment, software applications and the documentation required to operate them, software programs and packages, electronic data processing, data processed and stored, and the physical locations, at any location where an employee works or fulfills work duties, where information assets may be stored. Employees take part in maintaining this security by apprising themselves of and following Policies that are implemented by the Corporation that affect any aspect of information security, including the Policy on Information Security. Any disrespect of these regulations could expose the Corporation to significant financial and legal consequences.

All possible safeguards must be taken to prevent theft, misuse or illegitimate use, unauthorized disclosure, damage, loss, sabotage, carelessness and waste of the Corporation’s property and information, at any location where an employee works or fulfills work duties.

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Employees must take training sessions on information security when management requires it.

Computer, telephone and Internet networks

The Corporation may monitor the use of its property at all times including the computer and telecommunication networks and the data and communication transiting through them. Minimal occasional personal use of the telephone and the Internet is allowed as long as it does not hinder work performance. Employees should have no expectation of privacy when using the Corporation’s technology resources. Messages, communications and the use of the Internet may be monitored from time to time by the Corporation.

Internet use for illegal or unauthorized purposes is strictly forbidden. For this reason, unless an employee’s work requires it, no employee may access content involving games, pornography, content related to terrorism, racism and/or offensive content, or social encounters or any other form of access that provides content of that nature.

Electronic mail

The use of electronic mail requires the same level of attention and reserve than any other written communication. Language must be appropriate, and the addressees must be only those to whom the message is relevant. Confidential information must not circulate electronically without appropriate measures being taken to protect them and prevent them from losing the protection that they would otherwise have. Electronic mail favours direct communication without nuance and reserve; consequently, it must not be used to discuss matters that could lead to contentious issues or to exchange comments related to such matters. It is obviously possible to communicate electronically with the Legal Affairs Department as long as the communications addressed to this department bear the mention “Confidential and privileged, covered by professional confidentiality” when the purpose of this communication is to obtain a legal opinion or is being sent in the context of current or future litigation.

Remote work

Employees must ensure that they comply with all applicable Corporation Policies and guidelines regardless of where they fulfill their work duties, whether on- or off-site. To that end, the Policy on Remote Work outlines certain requirements with respect to information security when the employee is not at the Corporation’s workplace.

VIII.	CORPORATION FUNDS

When an employee’s position involves the use of Corporation funds, it is the responsibility of the employee to exercise their good judgment, on the Corporation’s behalf, to ensure that the Corporation gets the best commercial value for every dollar spent.

Employees who incur expenses while on company business can only seek reimbursement for expenses that were actually paid for goods and services and that are reasonable and pre-authorized. They are required to provide all supporting documentation and appropriate receipts with their reimbursement request.

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Employees who have access to Corporation funds in any form are expected to be familiar with the Corporation’s prescribed practices and procedures pertaining thereto. Corporation funds are any monies or documents that have or represent financial value. Corporation funds include, but are not limited to, currency, cheques, vouchers, credit, receivables, payables, money orders, expenses, reimbursements and pay cheques.

It is clearly understood that Corporation funds are not for personal use or for business use without pre-approval.

No expenditure of Corporation funds will be approved unless the manager responsible for approving the expenditure is satisfied with the justification for and the amount of such expenditure. Whenever this is the case, such approval shall be granted in accordance with the Corporation’s and its subsidiaries’ Policy on Limits of Authority.

IX.	CONFIDENTIAL INFORMATION

In the course of their employment, employees may have access to confidential information about the Corporation, as well as its customers and suppliers, and about other employees of the Corporation. “Confidential information” is any information, either verbal or written, regardless of which medium it is communicated through, that is not generally known by the public. This includes, but is not limited to, information on technology, business data such as order backlog, customer specific billing rates and financial data.

Measures must be taken to limit access to such Confidential information to only those persons who “need to know” it in the performance of their duties and those privy thereto must be advised that they have the obligation to keep it confidential.

Outside parties privy to Confidential information concerning the Corporation must be advised that they cannot divulge such information to anyone without the Corporation’s consent. The Corporation may request such outside parties to sign a confidentiality and non-disclosure agreement. Outside parties must also be advised not to trade the Corporation’s securities as long as the Confidential information has not been made public.

It is the responsibility of each employee to act in good faith and to treat any Confidential information with the utmost care. If necessary, the employees are to refer to the Disclosure Policy of their respective corporation.

In order to prevent the misuse or inadvertent disclosure of Confidential information, the procedures set forth below must be observed at all times by employees, regardless of where they fulfill their work duties, whether on- or off-site:

●documents and files containing Confidential information must be kept in a safe place to which access is restricted to only those employees who “need to know” such information in the performance of their duties;
●confidential matters should not be discussed in public places (elevators, hallways, restaurants, airplanes, taxis, or elsewhere);

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●confidential documents should not be read or remain visible in public places and should not be discarded where third parties can retrieve them;
●employees must ensure that they maintain the confidentiality of information in their possession inside or outside the workplace and/or when fulfilling work duties, regardless of their location;
●transmission of documents containing Confidential information by electronic means or by fax should be made and received under secure conditions; and
●unnecessary copying of confidential documents should be avoided and documents containing Confidential information should be promptly removed from conference rooms and work areas after the meetings; extra copies should be shredded or otherwise destroyed in a safe manner.

The rules set out above apply not only to the Corporation’s information, but also to information that belongs to a third party, such as a supplier, customer or competitor.

Moreover, a new employee may not disclose any Confidential information about their previous employer. Likewise, an employee leaving the Corporation remains bound by the obligation to safeguard its Confidential information, even after they have left.

X.	INSIDER TRADING

The Stock Exchange and Securities laws and regulations contain provisions governing the use and disclosure of non-public information that may have a significant effect on the market price of a public corporation’s shares. Any person that contravenes those provisions may be subject to heavy fines and damages.

Since QI and TVA Group Inc. (“TVA”) are corporations with shares listed on the Toronto Stock Exchange, it is illegal for anyone to trade in securities of QI and of TVA, if that person is aware of important information about any of these corporations that has not been publicly disclosed. It is also illegal for anyone to inform any person about important non-public information, other than in the normal course of business.

Therefore, the Corporation's directors, officers and employees who are aware of Confidential information that could have an effect on the market price of the securities of QI, TVA or those of other related parties with whom there are ongoing important negotiations, are prohibited from trading in shares of these corporations or that third party, until the information has been fully publicly disclosed for a period of 24 hours and they are aware of any other Confidential information. Advising anyone to buy, sell, or in any other way trade in securities of these corporations or those of other related parties is also forbidden.

In addition, all the insiders of QI and of TVA are prohibited from trading in the securities of these corporations during certain trading blackout periods stipulated under their respective Policy relating to the use of privileged information and insider trading transactions.

When an employee is uncertain whether they may trade the securities of QI or of TVA, they must refer to the Disclosure Policy and the Policy relating to the use of privileged information and insider trading transactions currently in effect and contact the Corporate Secretary before engaging in such a transaction.

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XI.	BUSINESS RECORDS

The Corporation follows extremely high standards with regards to the accuracy and integrity in which its business records are maintained. These serve as a base for the management of its business, the assessment and carrying out of its obligations towards its shareholders, employees, clients and suppliers, as well as for assuring compliance with legal, fiscal and financial requirements. Consequently, employees must record information with precision and integrity, so that all business records of the Corporation are reliable and accurate.

Employees must maintain the Corporation’s business records, including its books, accounts, financial statements, transaction files and litigation files with integrity and precision, in a manner that accurately reflects its commercial activities and in compliance with the legal and regulatory requirements and with other Policies of the Corporation.

All the financial activities must be properly recorded in the accounting records and the accounting procedures must be supported by the appropriate internal controls.

Work orders, supporting documents, invoices, time sheets, pay slips, contracts and other similar data must be factually accurate, true, complete and maintained according to the Corporation’s current practices. Employees must not remove or destroy any file or record without the authorization of their immediate supervisor. Such authorization will only be granted in accordance with the applicable laws and relevant Corporation Policies.

Deliberate recording of wrong data on any report, record or memorandum constitutes a dishonest act that may have a serious impact on the Corporation's operations and is therefore unacceptable.

XII.	INTERACTIONS WITH THE PUBLIC

The Corporation wishes to maintain open and honest communication with the public, the investment community, the media and the securities regulatory authorities. To ensure that the Corporation complies with the law while protecting its interest and confidential issues, only the Corporation's designated spokespersons are authorized to represent and deal on its behalf with the public, the investment community, the securities regulatory authorities and the media, the whole in conformity with the Disclosure Policy in force.

Thus, employees who are not designated spokespersons must not respond, under any circumstances, to inquiries from the public, the investment community, the media, the securities regulatory authorities or others, unless specifically asked to do so by a designated spokesperson. If an employee receives such a request, whether verbal or written, the employee must forthwith direct it to one of the Corporation's designated spokespersons.

An employee may not represent the Corporation in public, in any manner whatsoever, unless specifically requested to do so by the management, the Board of Directors, or a designated spokesperson. When an employee expresses a personal view in a public forum, they may not use the Corporation’s letterhead or its e-mail or any reference to their business address or title.

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When an employee is asked to make a public presentation about their job within the Corporation, that employee must obtain their immediate supervisor's approval. In case of doubt, the immediate supervisor must seek advice from the Communication Department.

Moreover, any employee who wishes to review, evaluate (including giving an online “star rating”) or comment on a Corporation product or service under their own name must, when doing so, clearly disclose their employment relationship with the Corporation. Otherwise, the employee must refrain from commenting publicly on any Corporation product or service. If in doubt about the applicability of this principle, the employee should contact Human Resources.

XIII.	POLITICAL ACTIVITIES

Employees are authorized to carry out political activities, when these activities take place outside working hours, do not conflict with their work and when none of the Corporation’s assets are involved in these activities. An employee may stand as a candidate during elections or for any political position. However, as soon as possible before confirming their commitment, they must inform in writing their immediate supervisor, the Human Resources manager of QMI, the Vice President, Internal Audit of QMI and the Vice President, Legal Affairs and Corporate Secretariat of QMI to discuss how this commitment might affect their responsibilities at the Corporation and the measures that can be taken to manage any potential conflicts of interest.

Once officially elected, an employee must inform the Vice President, Legal Affairs and Corporate Secretariat of QMI and the Secretary of QMI and avoid any conflict of interest that comes up in relation to their elected position and their job.

Subject to applicable laws, time off will not be offered to an employee who intends to use this time to i) campaign for another individual, run as a candidate, act as an official agent for a candidate or ii) work for a political organization.

Finally, employees may freely express their points of view on social issues or matters of public interest, but they must at all times be clear that the opinions they express are theirs and not the Corporation’s.

The Corporation and its employees follow all applicable laws regulating contributions to parties wherever the Corporation operates.

XIV.	SOCIAL MEDIA

As a communications company, the Corporation recognizes the importance of social media (Facebook, YouTube, Twitter, Instagram, LinkedIn, apps, blogs, etc.) as tools which facilitate communication, exchanges and transmission of information in a fast and efficient manner. However, the use of social media, even for personal use, comprises certain risks that could tarnish the Corporation’s reputation. The speed of social media communications, the level of interactivity of its users, as well as the limitless access they provide, justify the need for higher vigilance.

As the use of social media is making it increasingly difficult to make a distinction between personal and professional life, when an employee uses social media for personal purposes or collaborates on an external website, they must use their personal email address, communicate under their own name and

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never identify themself as an authorized spokesperson of the Corporation. The employee may however note in their profile that they work for the Corporation, but must not make any declaration that might harm the image of the Corporation. Obligations of confidentiality and loyalty to the Corporation apply at all times and in all environments. Employees are expected to use the appropriate internal processes and channels when communicating about the Corporation. They are also expected to be vigilant in their communications when choosing to express an opinion on social media and to act respectfully towards the Corporation, its customers, its products and its competitors, as well as their colleagues, past and present.

XV.	RESPECT FOR THE ENVIRONMENT

The Corporation is concerned about the health and well-being of its employees and of the communities surrounding its installations. Therefore, it is committed to respect the laws and regulations in force in matters of environment and will favour any procedure or initiative from its employees aiming at reducing any negative impact on the quality of air, ground or water that could result from its activities.

XVI.	COMPETITION BEHAVIOUR

The Corporation seeks to outperform its competitors fairly and honestly and to achieve competitive advantages through superior performance. Employees should always strive to deal honestly with the Corporation’s customers, suppliers, competitors and other employees. No one should benefit from an undue commercial advantage of anyone through manipulation, concealment, abuse of privileged information, false representation, or any other unfair dealing practice.

The employees must also respect all laws pertaining to competition. In addition, no employee may participate in discussions, agreements, projects, arrangements, whether formal or informal, with competitors or potential competitors, on issues dealing with prices, pricing rates, territories or customers to be served.

Penalties imposed for non-compliance with the laws pertaining to competition are severe. They entail heavy fines, prison sentences and damages. The penalties are equally applicable to the employees and the employer. Also, an investigation resulting from an alleged violation of the competition laws could seriously prejudice the Corporation.

Due to the complexity of the laws pertaining to competition, the Corporation recommends that its employees consult, as needed, the Corporation's Legal Affairs Department on such matters.

XVII.	LEGAL COMPLIANCE

As a general rule of conduct, all employees of the Corporation must, at all times, comply with all laws and regulations applicable to the Corporation and to the citizens in general.

In order to become familiar with and comply with the laws and regulations that affect or govern their area of responsibility, employees can consult with and be guided by their immediate supervisor or the Corporation’s Legal Affairs Department. Decisions regarding the application of such laws and regulations should not be made without the advice of the Corporation's Legal Affairs Department. Similarly, an employee should avoid proceeding in a manner which, in the opinion of such Department, would be in violation of the law.

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XVIII.	QUESTIONS AND REPORTING VIOLATIONS

If, at any time, an employee is unsure about whether an act may contravene this Code or if they have any question in connection therewith, they should seek advice from the Human Resources manager of QMI. Equally, any question regarding ways to address ethical matters should be brought to the attention of their immediate supervisor or the Human Resources manager of QMI or the Vice President, Internal Audit of QMI.

Employees who become aware of any behaviour in violation of this Code, other Corporation Policies or any law, rule or regulation applicable to the Corporation, must promptly report such violation to their immediate supervisor. If this procedure is not appropriate under the circumstances or if no satisfactory answer is obtained, employees should contact their manager, the Legal Affairs manager or the Internal Audit manager.

No employee should accept any instruction from their immediate supervisor that contravenes this Code, other Corporation Policies or any applicable law, rule or regulation of which they are aware and employees should immediately report any instruction that contravenes this Code to one of the managers identified in the preceding paragraph.

All reporting of a violation will be dealt with confidentially, within the limits imposed by law and the Corporation will not tolerate any kind of reprisal against any person who, in good faith, reports to the Corporation real or potential issues relating to violations of this Code, other Corporation Policies or any applicable law, rule or regulation.

The Corporation recognizes that employees may be reluctant to report certain types of violations or infractions. It is for that reason that the Corporation offers a confidential toll-free telephone line and Web site operated by an independent third party. This will allow employees to anonymously report any questionable actions that contravene the Code. In such cases, the Corporation hopes that its employees will report any type of violations or infractions. For more information concerning this toll-free confidential and anonymous telephone line and Web site, the employees are invited to refer to Appendix 1 of this Code, which is entitled “Ethics whistle-blowing line - Questions and Answers”.

XIX.	VIOLATION

Any violation of this Code or other Corporation Policies or applicable rules or regulations, may result in disciplinary measures, ranging from a simple warning or reprimand, to termination of employment and/or administrative measures.

Disciplinary measures may be taken against any employee, for directly violating or enticing others to violate this Code, other Corporation Policies or applicable laws or regulations. An employee can also be subject to disciplinary action if they fail to cooperate with an investigation relating to any such violation of the Code, knowingly falsely accuses another employee of a violation or retaliates against a person who reports a violation or suspects a violation.

Disciplinary measures will also be taken against any manager who is aware that one of their staff members is about to engage in a prohibited conduct and who fails to take preventive action. Managers may also be subject to disciplinary action if they fail to effectively supervise their staff.

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Furthermore, non-compliance to laws and regulations could entail civil or criminal lawsuits resulting in potential fines and prison sentences.

XX.	COMMUNICATION OF THE CODE

QMI’s Human Resources manager is responsible for ensuring that the Code is available to each employee and that each new employee confirms, by their signature, that they have taken note of it.

QMI’s Human Resources manager in conjunction with the Vice President, Internal Audit of QMI are responsible for sending the Code to all employees of the Corporation every year and for obtaining their confirmation that they have taken note of it. Every two years, the Corporation completely revises the Code to ensure that it reflects the evolution of the Corporation’s industry. A new edition of the Code will be made available to employees whenever any changes have been made to it.

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APPENDIX 1

ETHICS WHISTLE-BLOWING LINE ̶ QUESTIONS AND ANSWERS

Who provides the service?

The ethics whistle-blowing line is a telephone service and a website operated by ClearView Strategic Partners Inc. (the “whistle-blowing service”), an independent third party. Employees may access their website at www.clearviewconnects.com or dial 1 877 821-5801.

Why use this service?

The Corporation attaches a great deal of importance to the values of honesty and integrity. All employees are encouraged to report all complaints or all forms of suspicious acts that might contravene the Code. If an employee is uncomfortable reporting this type of information through the normal chain of command, then they are able to report it without fear of reprisal through the toll-free confidential telephone line or secure website.

Who can use this service?

All employees without distinction and any third parties.

When to use this service?

You should call 1 877 821-5801 or access the www.clearviewconnects.com website as soon as you notice a suspicious behaviour.

For example:

●	Accounting irregularities;
●	Falsification of the Corporation’s records;
●	Fraud;
●	Misuse of confidential information (Insider Trading);
●	Irregularity in the handling or reporting of financial transactions;
●	Significant breach of internal controls;
●	Theft;
●	Discrimination;
●	Conflict of interest.

You must keep in mind that if you wait too long before reporting the incident, it becomes more difficult to investigate the matter.

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How is anonymity preserved?

Except for some specific cases, you will never be asked to provide your name when you call the whistle-blowing service. If you identify yourself, there can be no retaliation or reprisal. The service is offered to resolve situations of wrongdoing and not for the purpose of identifying the employee who reported it.

When you use the whistle-blowing service website, your e-mail address is automatically encrypted to preserve your identity. the whistle-blowing service has formally undertaken not to divulge any confidential information received from an employee (including their name) without that employee’s specific consent. Also, the Corporation has unconditionally undertaken to preserve the anonymity and confidentiality.

What happens when you use the toll-free telephone line?

When you call, an agent of the whistle-blowing service with the necessary skills is automatically assigned to take the call in your language. You will have to provide forthwith the following information: the circumstances of the incident, the persons involved, and any other information (i.e. dates, time, names, places, and credible witnesses, if possible).

The whistle-blowing service agent will ask you to identify the name of the Corporation, subsidiary or division where the incident you wish to report took place. In some cases, they may have to ask you to disclose the exact address. After gathering all the information pertaining to the incident, they will ask you to categorize the incident according to a pre-established list and will ask you specific questions relating to that particular category. The whistle-blowing service agent will then provide you with a user code and login, which will be valid for as long as the complaint is under investigation. You will have to write down that information, since the whistle-blowing service will not keep any trace of it, so as to preserve your identity. If you lose that information, you will not be able to consult your incident report. The user code and login will enable you to call the whistle-blowing service back and to verify the status of your report. If you call back, it is possible that the whistle-blowing service agent will ask you to answer additional questions received from the Corporation’s representatives who are responsible for reviewing and analyzing the incident reports.

What happens when you use the whistle-blowing service website?

The procedure used to report an incident on the website is similar to the telephone reporting procedure.

When you access the whistle-blowing service website, please follow the instructions.

To begin, you will have to first enter the name of the Corporation, subsidiary or division where the incident you wish to report took place. You may then access the Web page dedicated to the Corporation. You will be able to read the Corporation’s welcome message and you will be invited to consult its Code of Ethics, which is posted on that Web page. You will have to describe the incident and provide the following information: the circumstances of the incident, the persons involved, and any other information (i.e. dates, time, names, places, and credible witnesses, if possible). You will then have to categorize the incident according to a pre-established list by checking the appropriate box and answer specific questions relating to that particular category. Once you have replied to all the questions, you will be assigned a user

Code of Ethics

code and a login, which will be valid for as long as the complaint is under investigation. You will have to write down that information, since the whistle-blowing service will not keep any trace of it, so as to preserve your identity. If you lose that information, you will not be able to consult your incident report.  You will be able to verify the status of your incident report on the whistle-blowing service website by using your user code and login. After a preliminary review of the incident report, the Corporation’s representatives (who are responsible for reviewing and analyzing the incident report) will be able to add additional questions in the report, if deemed necessary.

Who may investigate?

A representative of the Internal Audit department, or a representative of Human Resources or a representative of the Corporation’s Legal Affairs and Corporate Secretariat are the only ones who are authorized to make investigations.

When is the service available?

It is available 24 hours a day, 7 days a week.

Will the employees filing a complaint be informed of the results of any investigation?

No, they will not be informed of the results of the investigation.

Code of Ethics

EMPLOYEE DECLARATION

I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of Quebecor Inc. and that I agree to comply with its provisions.

NAME (IN CAPITAL LETTERS)

DEPARTMENT / ADDRESS

SIGNATURE

DATE

The sections related to the reporting of violations apply only to those areas where it is permitted by laws and regulations.